U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   Form 12b-25
                           NOTIFICATION OF LATE FILING

                                             SEC FILE NUMBER: 0-23873

                                             CUSIP NUMBER: 60878Q 10 5


(Check One):

[X] Form 10-K and Form 10-KSB [ ] Form 20-F [ ] Form 11-K [ ] Form 10-Q and Form 10-QSB [ ] Form N-SAR


            For Period Ended: December 31, 2000
            [ ] Transition Report on Form 10-K
            [ ] Transition Report on Form 20-F
            [ ] Transition Report on Form 11-K
            [ ] Transition Report on Form 10-Q
            [ ] Transition Report on Form N-SAR
            For the Transition Period Ended:

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Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

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Part I - Registrant Information

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Full Name of Registrant:                Momentum Holdings Corporation
Former Name if Applicable               Buffalo Capital VIII, Ltd.
Address of Principal Executive Office:  36 West 25th Street - Second Floor
(Street and Number)                     New York, NY  10010-2706

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Part II - Rules 12b-25(b) and (c)

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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate).

          (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
[X]
          (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

          (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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

Part III - Narrative

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State below in reasonable detail the reasons why Forms 10-K and Form 10-KSB,
20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or position thereof could not be filed within the prescribed period.
         The company's consolidated financial statements for the two years ended December 31, 2000 will include the accounts of several distinct entertainment businesses that are each being conformed to the Registrant's reporting period and other requirements. Accordingly, the extension requested is necessary to allow the company's initial report on Form 10-KSB to be complete and meaningful.

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Part IV - Other Information

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(1)  Name  and  telephone  number  of  person  to  contact  in  regard  to  this notification:

  Anthony R. Russo, Chief Financial Officer            (212) 414-2700
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               (Name)                           (Area Code) (Telephone Number)

(2) Have all other periodic reports required under section 13 or 15(d) of the Securities Exchange Ace of 1934 or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                               [ X]    Yes      [  ]     No

(3) It is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portions thereof?

                                               [  ]    Yes      [ X]     No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and if, appropriate, state the reasons why a reasonable estimate of the results cannot be made.

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Momentum Holdings Corporation has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.


Date:  March 27, 2001                          By: /s/ Mark Balsam
                                                   _____________________________
                                                   Mark Balsam, President and
                                                   Chief Executive

INSTRUCTIONS: This form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

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                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001).